US Energy Systems Inc.

FOR IMMEDIATE RELEASE

                 U.S. ENERGY SYSTEMS RESTATES EARNINGS FOR 2004

White Plains, NY, May 16, 2005 U.S. Energy Systems, Inc. (Nasdaq:USEY), a provider of customer-focused energy solutions, announced that it will be amending its 2004 Form 10-K and its Form 10-Q reports for the second and third quarters of 2004 to restate its consolidated financial statements for such periods. A determination was made that the Company's accounting for a foreign currency loan and hedge arrangement with respect to its Cdn$ 107 million debt arrangement entered into in April 2004 in connection with the Countryside transaction, did not comply with SFAS No. 52, Foreign Currency Translation and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

The Company does not anticipate that the revisions will affect its total cash flows or cash position. However, as a result of the required adjustments, the Company's net loss for 2004 is $1.644 million and the loss applicable to common stock for 2004 is $2.472 million.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc., based in White Plains, NY, is a customer- focused provider of energy outsourcing services for large retail customers, including industrial, commercial and institutional end users. USEY owns and operates energy projects in the United States that generate electricity and thermal energy and use renewable fuels.

For more information contact:

Investor Relations Department
U.S. Energy Systems, Inc.
One North Lexington Ave
White Plains, New York 10601
914-993-6443
Info@usenergysystems.com

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company's actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, changes in market conditions, the inability to commence planned projects in a timely manner, the impact of competition, the ability to complete acquisitions, risks associated with acquisitions, as well as other risks detailed from time to time in the Company's Securities and Exchange Commission filings, including U.S. Energy's Annual Report on Form 10-K for the year ended December 31, 2004. We do not undertake to update any of the information set forth in this press release.

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